SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2004

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

______________________________________________________________________________

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

         Financial Statements of Businesses Acquired.

         None.

         Pro Forma Financial Information.

         None.

         Exhibits.

99.1        Press Release, dated January 23, 2004, issued by Mediware Information
               Systems, Inc.

Item 9.   Regulation FD Disclosure (pursuant to Item 12)

The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On January 23, 2004, Mediware Information Systems, Inc. issued a press release announcing its financial results for the fiscal quarter ended December 31, 2003. A copy of the press release is furnished as Exhibit 99.1 to this report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: January 23, 2004	By: /s/ George J. Barry George J. Barry Chief Executive Officer

EXHIBIT INDEX

     The following is a list of Exhibits furnished with this report.
Exhibit No.	Description
99.1	Press Release, dated January 23, 2004, issued by Mediware Information Systems, Inc.

EXHIBIT 99.1

Contact	George Barry 913/307-1000 www.mediware.com	Thomas Redington 203/222-7399 212/926-1733 www.redingtoninc.com

Mediware Reports Second Quarter Results

LENEXA, KS JAN. 23, 2004 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported revenue for the second fiscal quarter ended December 31, 2003 of $9.1 million, a 14 percent increase over the year ago period.

Operating income for the quarter just ended was $1.5 million versus $1.5 million in the second quarter of the prior fiscal year, before accounting for proceeds of $614,000 from an antitrust settlement which increased total operating income to $2.1 million.

Net income for the quarter just ended was $973,000, or 13 cents per basic share and 12 cents per fully diluted share, compared to net income in the year-ago second quarter of $918,000, or 13 cents per basic share and 12 cents per fully diluted share, before accounting for proceeds of $614,000 from the antitrust settlement which brought final net income to $1.3 million, or 18 cents per basic share and 17 cents per diluted share.

Commenting on the quarter, George Barry, Mediware's CEO said, "We have made substantial progress with the build-out of infrastructure to handle the business expansion we anticipate as customers adopt the new technologies incorporated in our vastly improved blood banking and pharmacy management systems. Anticipated order flow from these products should contribute to a successful year."

Second Quarter and First Six Months Fiscal 2004 and 2003 Operating Statement Highlights (in thousands) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

System Sales	$ 3,102	$ 3,169	$ 5,840	$ 6,595
Services	$ 6,007	$ 4,836	$12,280	$9,396
Total Revenue	$ 9,109	$ 8,005	$18,120	$15,991
Operating Expenses	$ 7,634	$ 6,532	$14,737	$13,038
Proceeds from Settlement	$ 0	($ 614)	$ 0	($ 614)
Operating Income	$ 1,475	$ 2,087	$ 3,383	$ 3,567
Net Income	$ 973	$ 1,299	$ 2,171	$ 2,221
Earnings Per Common Share - Basic	$ 0.13	$ 0.18	$ 0.29	$ 0.30
Earnings Per Common Share- Diluted	$ 0.12	$ 0.17	$ 0.27	$ 0.29

Second Quarter Fiscal 2004 and 2003 Condensed Balance Sheet Highlights (in thousands) (unaudited)

At December 31,
	2003	2002
Cash and Cash Equivalents	$ 8,100	$ 4,614
Working Capital	$ 7,024	$ 1,795
Stockholders' Equity	$ 26,808	$ 21,330

Mediware provides clinical information systems for hospitals and integrated healthcare delivery systems. Its products include HEMOCARE LifeLine™ , Hemocare®, LifeLine®, LifeTrak®, and HCLL™, (blood bank), WORx®, MediMAR™, MediCOE™, Pharmakon®, and Digimedics™ (pharmacy), Surgiware™, Perioperative Solutions™ (operating room), as well as the JAC Stock Control System (pharmacy) in the United Kingdom. Mediware has over 1,100 systems installed in the U.S., Canada, the U.K., and elsewhere.

# # #

Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the ``Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2003, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

01/23/04